Exhibit 10.47

RECEIPT

STATE BANK OF INDIA

RECEIVED A SUM OF RS 9,38,300

(RUPEES NINE LAC, THIRTY THOUSAND THREE HUNDRED ONLY

FROM SMT. SHRI MIDLAND CREDIT MANAGEMENT INDIA PRIVATE

S/O, D/O, W/O LIMITED

RESIDING AT N. DELHI STATE BANK OF INDIA FOR CREDIT TO GOVERNMENT OF HARYANA ACCOUNT TOWARDS STAMP DUTY

DATE 16 AUG 2010

PALCE GURGAOUN

SIGNATURES OF AUTHORISED OFFICER

THIS STAMP PAPER FORMS AN INTEGRAL PART OF THE LEASE DEED DATED OCTOBER 26, 2010 ENTERED INTO BY AND BETWEEN MIDLAND CREDIT MANAGEMENT INDIA PRIVATE LIMITED AND R.S. TECHNOLOGIES PRIVATE LIMITED.

LEASE DEED

DATED 26th October, 2010

BY AND BETWEEN

MIDLAND CREDIT MANAGEMENT INDIA PRIVATE LIMITED

AND R.S. TECHNOLOGIES PRIVATE LIMITED

LEASE DEED

This Lease Deed (this “Deed”) is made and executed at Gurgaon, Haryana on the 26th day of October, 2010, between:

Midland Credit Management India Private Limited, a company incorporated under the provisions of the Companies Act, having its registered office at Regus Centre. Eros Corporate Towers, Level 15. Nehru Place, New Delhi-110019 (hereinafter referred to as the “Lessee” which expression shall, unless it be repugnant to the subject or context, include its successors and assigns), acting through its authorized signatory, Mr. Manu Rikhye, duly authorized by a resolution of its board of directors dated June 28, 2010 to sign this Deed on its behalf.

AND

R.S. Technologies Private Limited, a company incorporated under the Companies Act. with its registered office at B-4/13, Safdarjung Enclave, New Delhi-110029 (hereinafter referred to as the “Lessor”, which expression shall, unless it be repugnant to the subject or context, include its successors and permitted assigns), acting through its authorized signatory, Mr. Pawan Kumar, duly authorized by a resolution of its board of directors passed at their meeting held on April 1, 2009, to sign this Deed on its behalf.

The Lessor and the Lessee may hereinafter individually be referred to as the “Party” and collectively as the “Parties”.

WHEREAS:

A. The Lessor represents that it is the absolute owner of and is in possession of a plot bearing no. 28-P, Sector 44, Urban Estate, Tehsil and District Gurgaon, measuring 5,139 (Five Thousand One Hundred And Thirty Nine) square meters (the “Land”), allotted to it by the Haryana Urban Development Authority (“HUDA”), Gurgaon through an allotment letter dated December 4, 2003. The Lessor has constructed multistoried buildings on the Land (hereinafter referred to as portions Tower ‘A’ and Tower ‘B’).

B. Out of the said multi storied buildings, the Lessee was granted lease hold rights to 83,000 (Eighty Three Thousand) square feet (super area) comprising of entire Tower ‘A’ by way of lease deed dated April 28, 2009 executed between the Lessor and the Lessee (“Tower A Lease Deed”). In terms of the Tower A Lease Deed, in addition to grant of lease hold rights to 83,000 (Eighty Three Thousand) square feet (super area), the Lessee was granted exclusive right to use of terraces above the fourth floor, the ‘Gym’, ‘Facilities Room’, ‘Storage Space’, and 96 (ninety six) reserved dedicated slots for parking at Basement Level 1 and Basement Level 2. The ‘Gym’, ‘Facilities Room’ and the ‘Storage Space’ shall collectively be referred to as “Facility Areas”.

C. The Lessor is now desirous of leasing out 28,500 (twenty eight thousand and five hundred) square feet (super area) of Tower ‘B’, constitutive of the ground, first, second, third, fourth, and fifth floors more particularly described in Annexure I (collectively referred to as “Demised Premises”), along with the exclusive right to use (free of any charges):

(i)	the Common Areas;

(ii) any and all utility areas (except Reserved Areas) within the Land, including but not limited to the Facility Areas (as an extension of Lessee’s exclusive right of usage under the Tower A Lease Deed), ‘UPS Room’, terraces above the fifth floor and 31 reserved dedicated slots for parking at Basement level 1 and Basement level 2, (collectively “Exclusive Areas”). It is clarified that in the event of termination of Tower A Lease Deed, the right of the Lessee to the Facility Areas shall continue to exist, subject to sharing of the same with other prospective tenants/occupiers.

D. On the request of the Lessee, the Lessor has agreed to grant on lease the Demised Premises to the Lessee to set-up, maintain and operate any business including but not limited to data processing call centre related to back office operations for all types of businesses such as credit collections, geographic information system, insurance, financial, human resource services, IT support management and other business outsourcing solutions of all types (collectively referred to as “Business Operations”) along with exclusive access to the Exclusive Areas and Common Areas.

E. The Parties wish to enter into this Deed to record the terms and conditions on which the Demised Premises shall be given on lease by the Lessor to the Lessee.

THE PARTIES TO THIS DEED HAVE AGREED AS FOLLOWS: 1. DEFINITIONS AND INTERPRETATION

1.1 Definitions

In this Deed, unless the context otherwise requires:

“Affiliate” means, in relation to the Lessee, (i) any company or other entity in which the Lessee or Lessee’s holding company or Lessee’s subsidiary has any form of investment (including but not limited to investment by way of equity); (ii) any company or other entity which has any form of investment (including but not limited to investment by way of equity) in the Lessee or Lessee’s holding company or Lessee’s subsidiary.

“Business Operations” has the meaning ascribed to it in Recital D; “CCTV System” has the meaning ascribed to it in Clause 4.4; “Companies Act” means the Companies Act, 1956;

“Common Areas” shall mean the entire Land (excluding the Demised Premises, Reserved Areas, Exclusive Areas and Tower A) and shall include but not be limited to the driveway, fountain area, passage and lawn;

“Deed” shall mean this lease deed, as amended from time to time, as per the terms hereof;

“Defaulting Party” has the meaning ascribed to it in Clause 7.3; “Demised Premises” has the meaning ascribed to it in Recital C; “DG” has the meaning ascribed to it in Clause 8.2; n /

“Exclusive Areas” has the meaning ascribed to it in Recital C; “Facility Areas” has the meaning ascribed to it in Recital B; “First Party” has the meaning ascribed to it in Clause 12.3;

“Force Majeure” means any war, civil commotion, terrorist acts, riots, strike (except strikes by the Lessee’s employees), governmental action in the form of any sealing/seizure/orders/penalties, lockout, accident, epidemic, acts of god, including without limitation fire, storms, floods, earthquake or lightning or any other event of any nature or kind whatsoever beyond the control of the Parties that directly or indirectly hinders or prevents the Lessee from accessing or using the Demised Premises, the Exclusive Areas or the Common Areas;

“HUDA” has the meaning ascribed to it in Recital A;

“Installations” has the meaning ascribed to it in Clause 4.2;

“Land” has the meaning ascribed to it in Recital A;

“Lock-in Period” has the meaning ascribed to it in Clause 3.2;

“Maintenance Agency” has the meaning ascribed to it under the Maintenance Agreement;

“Maintenance Agreement” has the meaning ascribed to it in Clause 8.1 (t);

“Maintenance Deposit” has the meaning ascribed to it under the Maintenance Agreement;

“Non-Defaulting Party” has the meaning ascribed to it in Clause 7.3;

“Parking Area” has the meaning ascribed to it in Clause 9.1;

“Rent” has the meaning ascribed to it in Clause 5.1;

“Rent Commencement Date” has the meaning ascribed to it in Clause 2.3;

“Rent Escalation” has the meaning ascribed to it in Clause 5.4;

“Reserved Areas” shall mean the ‘Electrical Panel Room’, the ‘2 Security Guard Rooms’ on the Ground Level, 1 Store Room, 1 Cloak Room in Basement level II and the Lessor’s office;

“Security Deposit” has the meaning ascribed to it in Clause 6.1; “Term” has the meaning ascribed to it in Clause 3.1;

“Tower A Lease Deed” has the meaning ascribed to it in Recital B; “Tower A” has the meaning ascribed to it in Recital A;

“Tower B” has the meaning ascribed to it in Recital A. 1.2 Interpretation In this Deed:

(A) References to any statute or statutory provision or order or regulation made there under shall include that statute, provision, order or regulation as amended, modified, re-enacted or replaced from time to time whether before or after the date hereof.

(B) References to persons shall include body corporate, unincorporated associations, partnerships and any organisation or entity having legal capacity.

(C) Headings to Clauses are for information only and shall not form part of the operative provisions of this Deed and shall not be taken into consideration in its interpretation or construction.

(D) References to Recitals, Clauses or Annexures are, unless the context otherwise requires, are references to recitals, clauses or annexures of this Deed.

(E) Unless the context otherwise requires, reference to one gender includes a reference to the other, words importing the singular include the plural and vice versa.

(F) References to the words “include” or “including” shall be construed as being suffixed by the term “without limitation”.

(G) Any reference to time shall be taken to be a reference to Indian Standard Time.

(h)	All capitalised terms in this Deed which are not defined herein shall have the same meaning as in the Deed.

2. GRANT OF LEASE

2.1 In consideration of the Rent and Security Deposit, hereinafter specified, the Lessor grants, demises and leases unto the Lessee, the Demised Premises during the Term subject to and in accordance with the terms and conditions of this Deed. The right granted to the Lessee under this Deed to the Demised Premises shall include the exclusive right of the Lessee to use the Exclusive Areas and the Common Areas, both free of any charge.

2.2 The Lessee shall have the exclusive right to the unrestricted and unfettered use and enjoyment of and access to the Demised Premises, Exclusive Areas and the Common Areas and the Lessee shall be free to set-up, maintain and operate the Business Operations therein in a manner as may be permissible under applicable law.

2.3 The Lessor shall hand over peaceful, vacant and physical possession of the Demised Premises to the Lessee on November 1, 2010 (“Rent Commencement Date”).

3. TERM AND TERMINATION

3.1 Subject to earlier termination of this Deed in accordance with the terms hereof, the term of the lease of the Demised Premises shall commence on the Rent Commencement Date and end on October 31, 2019 (“Term”). The Lessee may at its sole option seek renewal of the Deed by giving the Lessor an advance written notice of 6 (six) months prior to the expiry of the Term. The terms of such renewal shall be mutually agreed between the Parties 3 (three) months before the expiry of the Term.

3.2 There shall be a lock in period of 12 (twelve) months (“Lock-in-Period”) from the Rent Commencement Date during which, neither Party can terminate the Deed, subject to Clause 3.3.1 and 3.4.

3.3.1 Termination by the Lessee

3.3.1 Termination prior to the Lock-in-Period

The Lessee shall have the right to terminate the Deed prior to the Lock-in-Period in the event of default, non-observance or breach by the Lessor of this Deed or due to the occurrence of an event of Force Majeure as per Clause 12.3 or if the Lessor is declared bankrupt or becomes insolvent or makes an assignment for the benefit of creditors. In case, the Lessee terminates the lease or vacates the premises (other than due to any default, non-observance or breach by the Lessor of this Deed or due to the occurrence of an event of Force Majeure or bankruptcy of the Lessor) prior to the expiry of the Lock-in-Period, it will be liable to pay Rent for the remaining Lock-in-Period.

3.3.2 Termination after the expiry of the Lock-in-Period

Subject to Clause 3.2 and in addition to any other remedy available to the Lessee under law. during the Term, the Lessee shall have the right to terminate the lease after expiry of the Lock-in-Period by giving (a) 6 (six) months written notice or (b) 3 (three) months’ Rent in lieu thereof, without assigning any reasons whatsoever.

3.3.3 This Deed may also be terminated by the Lessee in the event of Force Majeure as per Clause 12.3.

3.4 Termination by Lessor

In the event of any two consecutive defaults in payment of Rent by the Lessee, the Lessor may forthwith at its sole discretion and in addition to any other remedy in law available to him, give 15 (fifteen) days notice period to the Lessee to remedy the default and upon the Lessee failing to rectify the default within the notice period, terminate the Lease Deed and be entitled to take peaceful and vacant possession of the Demised Premises from the Lessee.

3.5 Upon expiry of the Term hereof or earlier termination of the Deed as per the terms hereof, the Lessor shall refund the Security Deposit and cause refund of the Maintenance Deposit to the Lessee without any interest, simultaneously upon the Lessee surrendering the peaceful, vacant possession of the Demised Premises in a clean and clear condition, subject to normal wear and tear and deduction of any unpaid Rent and any other dues payable by the Lessee to the Lessor under thet-erms of this Deed. In the event that Lessor fails to Refund The Security

Deposit or cause refund of the Maintenance Deposit in accordance with the Deed, after making adjustment of dues if any, the Lessee shall have the right to (i) retain the possession of the Demised Premises without the payment of any Rent from the date of expiry or earlier termination of this Deed to the date of actual repayment of the Security Deposit; and (ii) claim simple interest at the rate of 18% (eighteen percent) per annum on the Security Deposit from the date of expiry of the Term or the earlier termination of this Deed, until actual payment of the Security Deposit by the Lessor.

4	HANDOVER OF POSSESSION AND FIT-OUTS

4.1 The Lessor shall, on the Rent Commencement Date, handover peaceful, vacant and physical possession of the Demised Premises, the Exclusive Areas along with the Common Areas to the Lessee.

4.2 The Lessor confirms and agrees that the Lessee shall be permitted to execute and undertake at its own cost, but without damaging the main structure of the Demised Premises, additional installations, partitions, fitments in any manner (collectively referred to as “Installations”) (the absolute ownership of which, subject to Clause 4.5, shall remain that of the Lessee free and clear of any claim by the Lessor), using contractors selected by the Lessee, as may be necessary for the Lessee’s use of the Demised Premises, the Exclusive Areas or the Common Areas, without the requirement of any approval from the Lessor. The layout of the fit-outs of the Lessee will be shared with the Lessor and shall be as per building by-laws.

4.3 The Lessor confirms and agrees that it will at its own cost and expenses procure the proper ventilation of the floors, basements, lifts, lobbies and staircases and ensure proper and adequate smoke extraction system in the Basement level 1 and Basement level 2 as per lire norms and all other applicable laws, including but not limited to the National Building Codes. This will be completed within two months from the Rent Commencement Date.

4.4. The Lessor further confirms and agrees that:

(i)	the generator setup area in Basement level 1 and Basement level 2 shall be closed and made fire proof;

(ii) the Lessor will at its own cost and expenses procure and install smoke extraction system in Basement level 1 and Basement level 2;

(iii) the Lessor will at its own cost and expense procure and install a closed-circuit television system (“CCTV System”) (which will provide a backup of 60 (sixty) days and will include 16 (sixteen) cameras to provide coverage of all Common Areas) in the external area of the Demised Premises as well as in Basement level 1 and Basement level 2. The Lessor shall also provide 8 (eight) additional cameras which would be installed by the Lessee. The CCTV System shall be integrated with the closed-circuit television system of the Lessee. The integration cost, if any, shall be borne by the Lessee.

The actions in Clause 4.4 (i), (ii) and (iii) will be completed by the Lessor within two months from the Rent Commencement Date.

4.5 The Lessor further confirms and agrees that it will provide at its own cost and expense ‘ductable split air-conditioning’ for the entire Demised Premises in accordance with the requirements prescribed by the Lessee. The Lessee will inform the Lessor of such requirement 60 (sixty) days in advance and the Lessor shall be required to provide the ‘ductable split air-conditioning’ within such notice period of 60 (sixty) days. It is hereby clarified that the annual maintenance charges incurred on the air-conditioning system procured and provided by the Lessor will be borne and paid by the Lessor or Maintenance Agency.

4.6 The Lessor confirms that the Demised Premises has two semi-furnished toilets on each floor (one for men and one for women) and undertakes to provide the additional equipments already procured by it by the Rent Commencement Date. The installation however, of such equipments shall be undertaken by the Lessee.

4.7 The Lessor confirms and agrees that it will ensure that all lifts are operational by the Rent Commencement Date.

4.8 The Lessee, at its sole discretion, shall upon termination of this Deed, subject to Clause 4.5, have the right to remove all or part of any Installations made by the Lessee in the Demised Premises, the Exclusive Areas and the Common Areas without damaging the structure. Further, the Lessee may at its sole discretion sell the Installations in the Demised Premises, the Exclusive Areas or the Common Areas to the Lessor at a mutually agreeable price.

5. RENT AND OTHER CHARGES

5.1 During the Term hereof, the Lessee shall pay to the Lessor total rent of Rs. 22,51,500 (Rupees Twenty Two Lakhs Fifty One Thousand and Five Hundred Only) per month (“Rent”) plus service tax as applicable, calculated as follows:

(i) Rs. 79 (Rupees Seventy Nine Only) per square foot per month, for the total area of 4,016 (four thousand and sixteen) square feet rented on the ground floor of Demised Premises aggregating to Rs.3,17,264 (Rupees Three Lakhs Seventeen Thousand Two Hundred and Sixty Four Only);

(ii) Rs.79 (Rupees Seventy Nine Only) per square foot per month, for the total area of 4,269 (four thousand two hundred and sixty nine) square feet rented on the first floor of Demised Premises aggregating to Rs. 3,37,251 (Rupees Three Lakhs Thirty Seven Thousand Two Hundred and Fifty One Only);

(iii) Rs.79 (Rupees Seventy Nine Only) per square foot per month, for the total area of 4,837 (four thousand eight hundred and thirty seven) square feet rented on the second floor of Demised Premises aggregating to Rs.3,82,123 (Rupees Three Lakhs Eighty Two Thousand One Hundred and Twenty Three Only);

(iv) Rs.79 (Rupees Seventy Nine Only) per square foot per month, for the total area of 4,837 (four thousand eight hundred and thirty seven) square feet rented on the third floor of Demised Premises aggregating to Rs.3,82,123 (Rupees Three Lakhs Eighty Two Thousand One Hundred and Twenty Three Only);

(v) Rs.79 (Rupees Seventy Nine Only) per square foot per month, for the total area of 4,837 (four thousand eight hundred and thirty seven) square feet rented on the fourth floor of the Demised Premises aggregating to Rs.3,82,123 (Rupees Three Lakhs Eighty Two Thousand One Hundred and Twenty Three Only);and

(vi) Rs.79 (Rupees Seventy Nine Only) per square foot per month, for the total area of 5,704 (five thousand seven hundred and four) square feet rented on the fifth floor with the exclusive right to use the terraces of the Demised Premises aggregating to Rs.4,50,616 (Rupees Four Lakhs Fifty Thousand Six Hundred and Sixteen Only.

5.2 The Lessee agrees to pay the Lessor, subject to applicable tax and statutory deductions, Rent per month in advance on or prior to 10th (tenth) day of the relevant English calendar month (in respect of which the Rent is due). If such day is not a business day then the Rent will be due on the following business day. The payment may be made to the Lessor by a crossed account payee demand draft or crossed account payee cheque or any mode of electronic transfer. The Lessee shall be liable to pay simple interest on the outstanding amount of Rent @18% per annum in the event of non-payment of Rent for a period of 30 (thirty) days from the date when it becomes due.

5.3 The Rent for Demised Premises shall become payable by the Lessee to the Lessor from the Rent Commencement Date.

5.4 The Parties agree that there will be an escalation in the Rent (and proportionate increase in the security deposit), equivalent to fifteen percent (15%) over the last Rent paid, at the end of every 3 (three) years of the Term. Such escalated Rent shall also be referred to as the “Rent Escalation”. The first escalation shall be effective from the expiry of 3 (three) years from the Rent Commencement Date (i.e. November 1, 2013) and the second escalation will be effective from 6 (six) years from the Rent Commencement Date (i.e. November 1, 2016).

6. SECURITY DEPOSIT

6.1 An interest free refundable security deposit (“Security Deposit”) equivalent to 4.5 (four and a half) months’ Rent, amounting to Rs. 1,01,31,750 (Rupees One Crore One Lakh Thirty One Thousand Seven Hundred and Fifty Only) shall be payable by the Lessee upon execution of this Lease Deed.

6.2 The Security Deposit shall be refunded by the Lessor to the Lessee without any interest, upon expiry of the Term hereof or earlier termination of the Deed as per the terms hereof, simultaneously upon the Lessee surrendering the peaceful, vacant possession of the Demised Premises in a clean and clear condition, subject to normal wear and tear and deduction of any unpaid Rent and any other dues payable by the Lessee to the Lessor under the terms of this Deed.

6.3 In the event that Lessor fails to refund the Security Deposit in accordance with the Deed, after making adjustment of dues if any, the Lessee shall have the right to (i) retain the possession of the Demised Premises without the payment of any Rent from the date of expiry or earlier termination of this Deed to the date of actual repayment of the Security Deposit; and (ii) claim simple interest at the rate of 18% (eighteen percent) per annum on the Security Deposit from the date of expiry of the Term or the earlier termination of this Deed, until actual payment of the Security Deposit by the Lessor.

7. REPRESENTATIONS AND WARRANTIES

7.1 The Lessor makes the following representations and warranties:

(a)	The Lessor is a legal entity duly incorporated and validly existing in accordance with the laws of India.

The Lessor has full power and authority to enter into this Deed.

This Deed constitutes Lessor’s legal, valid and binding obligations enforceable against it in accordance with its terms.

The Lessor has clear, absolute, unrestricted and unfettered legal and marketable title and ownership rights to the Demised Premises and/or the Land.

The built-up area of the Demised Premises is within the permissible floor area ratio limit as may be prescribed by the statutory authorities, including HUDA.

The lease of the Demised Premises in terms of the Deed is in accordance with the permissible leasing limit as may be prescribed by the statutory authorities, including HUDA.

All structural construction activities on the Land have been fully completed.

(h)	The Lessor is authorised by its memorandum and articles of association and is competent to enter into this Deed.

(i) All necessary and applicable sanctions and approvals for water and power supply to the Demised Premises, the Exclusive Areas and the Common Areas have been obtained by the Lessor.

(]) The Demised Premises and/or the Land is free from anY and all encumbrances, liens and charges of any nature whatsoever except for charges existing for loans or financial assistance taken by the Lessor from financial institutions as detailed in a certificate dated August 10, 2010, provided by the Lessor on its letterhead to the Lessee. The Lessor shall also inform the Lessee in writing about any and all encumbrances/charges created after signing of this Deed.

(k) The Demised Premises, the Exclusive Areas and the Common Areas conform to all applicable laws and are constructed in accordance with the approved building plan, permits or licenses. The Lessor further states that it has not received any notice of non-compliance with any applicable laws, in respect of the Demised Premises, the Exclusive Areas or the Common Areas, which has not been remedied or which has the potential effect of restricting the use of the Demised Premises, any of the basement levels and the terraces thereof by the Lessee for the purposes set out herein.

(1) The structural elements of the Demised Premises and/or the Land, including but not limited to, the exterior walls, roof, corridors, load bearing walls, and foundation are (i) sound and in good working order, condition and repair and free of deferred maintenance issues; and (ii) constructed in compliance with all applicable building bye laws in India including in relation to structural stability with particular attention to the standards defined in relation to seismic risks.

(m) The electrical load provided for the Demised Premises is 250 KVA which will be available to the Lessee 24 (twenty four) hours per day, 7 (seven) days per week throughout the year.

(n) There are no existing court cases, restrictions, interests, encumbrances, charges, or similar limitations or restrictions adversely affecting the unrestricted and unfettered use and enjoyment by the Lessee of the Demised Premises and/or the Land.

(o) The Lessor has all the necessary approvals from the statutory authorities, including but not limited to the HUDA, required for entering into this Deed and for setting-up of, maintaining and operating the Business Operations.

(p) The Lessor in compliance with all applicable environmental laws in relation to the Demised Premises and/or the Land.

(q) The Lessor is presently maintaining the lifts in the Demised Premises and the Exclusive Areas and operating and running the same on 24 (twenty four) hours per day, 7 (seven) days per week throughout the year. Inspite of mechanical defects and /or electrical failure, the Lessor shall ensure that, one of the lifts in the Demised Premises and the Exclusive Areas shall always operate, including on public holidays. Provided however, that the Lessee shall, if required as per applicable law, obtain requisite permission for such operation from the concerned authorities. The Lessor undertakes to keep and maintain the licenses required for the operation of the lifts in the Demised Premises and the Exclusive Areas for all times during the Term of this Lease and to get the same inspected and certified periodically, but no later than as required by the applicable laws, by the agency/company maintaining the lifts.

(r) The fire fighting equipment and other support equipments and facilities meet the prescribed norms and codes of the relevant government authorities or any subsequent amendments thereof and shall also meet the minimum specifications and standards prescribed under the applicable laws and regulations, if any, and undertakes to comply with all legal formalities and requirements in this regard.

(s) No extra charges shall be levied by the Lessor in respect of the Exclusive Areas and the Common Areas made available to the Lessee.

(t) That the Lessor has made provision of basic facilities as contained in this Deed. However, if any extra facility or change e.g. earth-pit, telephone cable, any other minor civil or electrical work is sought by the Lessee, it will be provided by the Lessor provided that such changes do not result in any structural damage to the Demised Premises. It is hereby agreed that any such changes after expiry of 12 (twelve) months from the Rent Commencement Date shall be at Lessee’s cost.

(u) That the Lessor, under the terms of allotment from HUDA, shall always abide by the HUDA guidelines/norms in respect of sale/transfer of ownership rights.

The Lessor acknowledges that the Lessor’s representations and warranties in this Clause 7.1 are a material inducement to the Lessee’s entry into this Deed.

7.2 The Lessee makes the following representations and warranties:

(A) The Lessee is an entity duly incorporated and validly existing in accordance with the laws of India.

(B) The Lessee has full power and authority to enter into this Deed.

(C) The execution of this Deed is not prohibited by its constituent documents nor will its execution contravene provisions of any applicable law or Deed or document to which it is a party.

(D) All the corporate approvals required for the execution of this Deed have been obtained.

(E) To maintain and use the facilities provided by the Lessor including but not limited to the air conditioning system, garbage room, dumbwaiter and other Facility Areas in hygienic and aesthetic manner.

7.3 In the event that any Party’s representations and warranties cease to be true and correct at any time during the Term (‘Defaulting Party’) then, without prejudice to any rights that may accrue to the other Party (“Non-Defaulting Party”) pursuant to Clause 3 or Clause 10, the Defaulting Party shall immediately notify the Non-Defaulting Party of the representation(s) and warranty(ies) which have ceased to be true and correct and take corrective action(s) in relation thereto, as may be mutually discussed between the Parties.

8. COVENANTS AND OBLIGATIONS

8.1 The Lessor covenants with the Lessee that during the Term it shall:

(A) Ensure that the Lessee shall during the Term and have quiet, peaceful and exclusive use, enjoyment and possession of the Demised Premises, Exclusive Areas and the Common Areas.

(B) The Lessee’s employees, authorised representatives, visitors, guests, agents, contractors, vendors etc. shall have absolute and unrestricted use of and access to the Demised Premises, the Exclusive Areas and the Common Areas, at all times which means 24 (twenty four) hours per day, 7 (seven) days per week throughout the year.

(C) Provide a separate electricity meter or sub-meter and a water meter compliant with the applicable laws in respect of the Demised Premises to measure the internal electricity consumption, i.e., electricity consumed within the Demised Premises and the water consumption respectively.

(D) Provide full support and cooperation to the Lessee for it to obtain a ‘no objection certificate’ and other requisite approval from the statutory authorities for custom bonding of the Demised Premises.

(E) Keep the sewers, drains, lavatories, channels, watercourses, water pipes, sanitary pipes, electric cables and wires and supply line, under and upon the Demised Premises, Exclusive Areas and the Common Areas in order.

(F) Keep the Demised Premises, Exclusive Areas and the Common Areas (as applicable) wind and water tight.

Operate and run a continuous, adequate and proper air conditioning system and ensure air conditioning facilities to the Demised Premises and the UPS Room for 24 (twenty four) hours per day, 7 (seven) days per week throughout the year.

(h) Supply and maintain continuous 24 (twenty four) hours supply of electricity from the backup generators or other external sources, as the case may be, and ensure continuous supply of water by the Authorities/other sources to the Demised Premises Exclusive Areas and the Common Areas.

(i) Operate and maintain the Demised Premises, Common Areas and the Exclusive Areas consistent with such business practice and standards of maintenance and insurance as are presently being provided in other corporate buildings and complexes in the vicinity of the Land.

(]) Permit the Lessee to install at its cost, its own card-key security system.

(k) Provide all necessary support, information & documents to the Lessee in coordinating with Customs, STPI, VSNL or any other telecom body to install the necessary communication equipment, including but not limited to the Microwave Tower, and/or lease lines for satellite voice/data links.

(1) Maintain at all times during the Term of this Deed adequate insurance in respect of the Demised Premises, Exclusive Areas and the Common Areas against loss due to fire, riot, etc, and pay all premiums in respect of such insurance in a timely manner and provide copies thereof to the Lessee. The Lessee will at its option get its equipments, furniture and fixtures etc. insured at its own expenses.

(m) Keep the Demised Premises, Exclusive Areas and the Common Areas in good and tenantable condition and to do all such structural and other repairs to the Demised Premises as may be necessary for the convenience, occupation and enjoyment of the Demised Premises, the Exclusive Areas and the Common Areas by the Lessee.

(n) Pay/ reimburse any and all costs incurred for all other exterior, structural and major repairs to the Demised Premises, Exclusive Areas and the Common Areas, including the structure of the Demised Premises, Exclusive Areas and the Common Areas, roof space, exterior walls, load bearing walls, support beams, foundation, columns, parking facilities shall be provided for by the Lessor at its own cost and expense provided that the cause for repair is not due to any act or omission of the Lessee. Such costs shall not be reimbursed by the Lessee to the Lessor. The Lessor shall ensure that any repairs and maintenance, construction or any other work that may be required in the Demised Premises, Exclusive Areas and the Common Areas is done in such a manner as not to interfere with or impair the Lessee’s use or occupancy of the Demised Premises, Exclusive Areas and the Common Areas and keeping in mind acceptable noise and disturbance levels required for conduct of its business by the Lessee. All repairs and maintenance performed by the Lessor will be of a first class quality and done in a prompt, diligent and good workmanlike manner within a reasonable period, subject to a maximum of 15 (fifteen) days from the defect being brought to the notice of the Lessor by the Lessee. Provided that if the Lessor is unable or unwilling to carry out the repairs and maintenance as required by the Lessee within the aforementioned period of 15 (fifteen) days then the Lessee shall have the right to carry out such repair and/or maintenance work and adjust and set-off the costs and expenses incurred for such repairs and maintenance against the Rent payable to the Lessor.

(o) Maintain the structural elements of the Demised Premises, Exclusive Areas and the Common Areas as a first class building suitable for use, and shall maintain the Demised Premises, Exclusive Areas and the Common Areas in compliance with all building and zoning codes and all other applicable codes, laws, ordinances, regulations, rules and notifications.

(p) Abide by and comply with all laws, bye-laws, rules and regulations of the local bodies and relevant authorities including all permits, consents, certificates, approvals and other permissions from all appropriate governmental authorities (including, without limitation, the HUDA, Estate Officer etc.) necessary for the lawful occupancy of the Demised Premises and access to the Exclusive Areas and the Common Areas.

(q) In the event the repairs performed by the Lessor, or the occurrence of an event not due to the fault of the Lessee, that caused the repairs to be performed by the Lessor or the Lessee, impacts the ability of the Lessee to use the Demised Premises, Exclusive Areas and the Common Areas for its intended use, there shall be an abatement of Rent payable for the portion that becomes unusable for Lessee’s Business Operations from the date of the repairs performed by the Lessor or the Lessee, or the occurrence of an event that caused the repairs to be performed by the Lessor or the Lessee, till the date the Demised Premises, Exclusive Areas and the Common Areas is restored to its former condition.

(r) The Lessor shall give the Lessee a notice in writing within 7 (seven) days of any claim, litigation, proceeding or investigation which becomes known to it during the Term relating to the Demised Premises and/or the Land or the transactions contemplated under this Deed. Further, the Lessor undertakes to make good any loss suffered by the Lessee due to non-availability of the Demised Premises and/or the Land, on account of occurrence of such an event.

(s) Lessor shall not do or cause anything to be done with regard to the facilities extended to it by third party lenders, which results in third party lenders taking possession of the Demised Premises, Exclusive Areas and the Common Areas and/or evicting the Lessee from the Demised Premises, Exclusive Areas and the Common Areas.

(t) The Lessor shall undertake the maintenance of the Demised Premises, the Exclusive Areas and the Common Areas through the Maintenance Agency to be appointed in terms of a separate maintenance agreement to be executed between the Lessee and such Maintenance Agency (“Maintenance Agreement”).

(u)	Undertake any construction activity on the Land, only with mutual written agreement with, the Lessee.

(v) In the event of any action by the government or any regulatory authority (not due to the Lessee’s non-compliance with the terms of this Deed) in relation to the Land and more particularly the Demised Premises on any account whatsoever, the Lessor shall pay all fees, penalties, fines including any the compounding fee that may get payable in this regard.

(w) The Parties acknowledge that the parent company of the Lessee, in its country of incorporation, is subjected to certain specific legal requirements and compliances, like Foreign Corrupt Practices Act etc. Accordingly, the Lessor hereby undertakes that it shall at all times be in compliance with the provisions of the Foreign Corrupt Practices Act.

(x) In the event that any loss or damage is caused to any part of the Demised Premise. Exclusive Areas or Common Areas, due to water seepage or any other related reason, the Lessor shall bear the entire cost in respect of the indemnification/repair of such loss or damage.

8.2 The Lessee covenants with the Lessor that during the Term it shall:

(a) Pay to the Lessor, the Rent and all other amounts payable by it under this Deed in accordance with the terms of this Deed.

(b) Pay to the Lessor, water, and electricity charges for the Demised Premises. The Lessee shall pay 90% (ninety percent) of the bills of water and sewage charges for the Demised Premises as per actual bills received by the Lessor by the relevant authorities / any other source of supply whereas the Lessor shall bear the balance 10% (ten percent) of such charges. The Lessee shall pay such amounts within 15(fifteen) days of receipt of an invoice from the Lessor in this regard. For avoidance of any doubt, it is clarified that electricity charges for all the basement levels, staircases, lifts, terraces and other external and Common Areas outside the Demised Premises shall be paid by the Lessor/ Maintenance Agency. The Lessee will be liable to pay electricity charges as per the sub-meter readings for the Demised Premises provided that for (i) electricity supply through State Electricity Board charges shall be paid as per the actual sub-meter readings and (ii) supply through the diesel generator sets (“DG”) charges shall be paid as per the number of units consumed as per the sub-meter. The cost per unit for electricity from the DG shall be calculated on the basis of the actual cost of consumables required to generate per unit of electricity provided that (i) the Lessor shall install all necessary equipments for synchronization of the DG within two months from the Rent Commencement Date (ii) the Lessor shall make best efforts to economize the running of the DG and shall keep the Lessee informed on a regular basis with regard to the means used by it for such economization; and (iii) the Lessor shall provide and certify all supporting documentation and invoices for determining such cost of consumables. It is clarified that Lessee shall be liable to pay minimum charges prescribed by the State Electricity Board or as per the actual invoice by the State Electricity Board as applicable on 250 KVA till such time the Lessee request for load greater than 250 KVA. All invoices under this Clause pursuant to the charges that may be payable by the Lessee (including service tax, if applicable) may be raised by the Lessor or the Maintenance Agency. The Lessee shall accordingly make all payments towards such invoices to the Lessor or the Maintenance Agency, as the case may be.

(c) That the Lessee shall deliver the vacant possession of the Demised Premises and the Exclusive Areas to the Lessor on the expiration or earlier termination of the Deed together with the Lessor’s fittings, fixtures in such repair or condition as is consistent with the covenants and conditions of this Deed. Other than due to any default or breach by the Lessor of this Deed and subject to Clause 6.2, if the Lessee is unable to handover the vacant possession of the Demised Premises and the Exclusive Areas on the expiration or earlier termination of the Deed, the Lessee shall pay a sum of Rs.50,000/- (Rupees Fifty Thousand Only) per day in addition to the Rent as Liquidated Damages until delivery of vacant possession of the Demised Premises and the Exclusive Areas. Such payment of damages will be deemed as the cumulative and not exclusive remedy between the Parties hereto for any such non performance of the obligation to vacate under this Deed.

(d) Not keep or store within the Demised Premises and the Exclusive Areas any goods which are of hazardous or combustible nature or otherwise are of a weight, as might cause the occurrence of any hazard or affect the structure of the Demised Premises and the Exclusive Areas or the lives of any individuals and other occupants within the Demised Premises and the Exclusive Areas (including health of such individuals).

(e) Use the Demised Premises, Exclusive Areas and Common Areas only for its and its Affiliates’ Business Operations and shall not carry on or permit to be carried on in the Demised Premises, Exclusive Areas and Common Areas or in any part thereof any activities which are or are likely to be unlawful, obnoxious or cause nuisance or disturbance to other tenants/occupants in the vicinity.

9. PARKING AREA AND ADDITIONAL AMENITIES

9.1 Parking Area

The Lessor shall during the Term provide the Lessee with a total of 31 (thirty one ) car parking spaces in the Basement Level 1 and Basement Level 2 under the Land (“Parking Area”) free of charge. In the event, the Lessor is not able to provide the same; an amount of Rs. 2,000 (Rupees Two Thousand) per month per car space shall be deducted from the Rent payable to the Lessor.

9.2 Additional Amenities

The Lessor shall provide to the Lessee, free of charge, the Exclusive Areas and the Common Areas by the Rent Commencement Date.

10.	INDEMNITY

10.1 The Lessor shall indemnify, defend and hold the Lessee, its Affiliates and their respective officers and employees, harmless from and against any and all actions, costs (including but not limited to attorneys cost), claims, demands, damages, losses and expenses that may arise from:

(A) the Lessor’s non-compliance with its obligations and covenants under this Deed;

(B) any defects or deficiency or error or discrepancy or shortcoming in the title of the Demised Premises and/or Land, or any one claiming title, right, interest in the Demised Premises and/or Land, and/or if it is found that approvals/consents including permission from all applicable statutory authorities like HUDA, with respect to usage of the Demised Premises and/or Land for setting-up of, maintaining and operating the Business Operations, have not been obtained, or are at any time found to be or become ineffective for any reason whatsoever;

(C) the Lessor’s failure to comply with the applicable laws, including the approvals, licenses, registrations and consents obtained by the Lessor in respect of the Demised Premises and/or the Land;

(D) any breach, defect, deficiency or inadequacy in the Lessor’s representations, warranties, covenant and agreement set out in this Deed;

(E) any interference with the Lessee’s rights under this Deed whether by the Lessor or any third party (including but not limited to a bank or financial institution);

(F) any inability of the Lessee to exercise its rights in accordance with this Deed due to Lessor’s default;

(G) Lessee’s and its Affiliate’s use of the Demised Premises, Exclusive Areas or the Common Areas in accordance with the Deed;

(h) any injury to an employee of the Lessee or its Affiliate or any injury to a third party visitor on the Demised Premises, Exclusive Areas or Common Areas, including but not limited to contractors, agents etc., or damage to the property of the Lessee or its Affiliate when such injury or damage is caused due to material default on part of the Lessor; or

(i) any loss of business or revenue suffered by the Lessee or its Affiliates on account of all or any of the Clauses 10.1 (a) to (h) as stated above.

10.2 This Clause 10 shall survive the expiration or termination of this Deed.

11.	LESSOR’S RIGHT TO ENTER THE DEMISED PREMISES

11.1 The Lessor, through its duly authorised representative, shall have the right from time to time, subject to a maximum of once in 2 (two) consecutive months, to enter the Demised Premises during the normal business hours on any working day after providing the Lessee at least 7 (seven) days prior written notice for the purpose of inspecting the Demised Premises

11.2 During such visit, the Lessee shall be at liberty to have its representative accompany the Lessor’s representative; it being clarified that the Lessor’s representative shall carry an appropriate identification and authority documents and shall undertake the inspection in a manner so as to not cause any inconvenience or interference to the Lessee’s business operations.

12.	GENERAL

12.1 Costs

Except as expressly otherwise provided in this Deed, each of the Parties hereto shall bear its own legal, accountancy and other costs, charges and expenses connected with the negotiation, preparation and implementation of this Deed and any other document incidental to or referred to in this Deed, provided that the costs in respect of stamp duty and registration charges of this Deed shall be borne equally by both the Parties.

12.2 Assignment, Sub-lease or Sale

(A) In the event the Lessor sells or transfers the Demised Premises, the Exclusive Areas or the Common Areas or part thereof, either directly or indirectly (including by way of merger or amalgamation), during the Term to any third party, the Lessor shall ensure that such third party shall be bound by and adheres to the terms and conditions of this Deed and ensure uninterrupted and peaceful enjoyment of the Demised Premises, the Exclusive Areas or the Common Areas by the Lessee for the Term. In such an event the Deed shall attorned in favour of such third party on the same terms and conditions contained herein by way of an attornment deed (to be signed by the Lessee, Lessor and such third party) whereby the new purchaser shall confirm to all terms and conditions of this Deed and acknowledge all outstanding amounts paid by the Lessee to the Lessor whose benefit shall be transferred to such third party. The said transfer shall be subject to the subsisting rights and interests of the Lessee under this Deed. The Lessor shall ensure that the Lessee’s rights herein are preserved and such third party executes all necessary document(s) (including an attornment deed) in favour of the Lessee confirming that it shall be bound by and adhere to the terms and conditions of this Deed. The Lessor in such event will inform the Lessee in writing and the Lessee shall pay the Rent from the date of the sale to such third party. All cost/charges/expenses (including stamp duty and registration charges, if any) arising from or relating to the transfer of the Deed to such third party will borne solely by the Lessor.

(B) In the event the Lessor decides to securitize the rentals with a bank/financial institutions, Lessor shall have the option to do so provided Lessee’s rights under this Deed are not affected. In such an event, the Lessee agrees to cooperate with the Lessor and provide all necessary documents as may be required for securitization of the rentals with a bank/financia! institution.

(C) During the Term, Affiliates of the Lessee shall also have the right to use and occupy the Demised Premises, the Common Areas and the Exclusive Areas. Further, Lessee shall also have the right to sublease the Demised Premises to only multi national corporations, repute, with the prior consent of the Lessor, which such consent shall not be unreasonably withheld. In case the Lessee is merged, consolidated or amalgamated with any other company as per the applicable law, then the new entity resulting from such merger or consolidation shall be entitled to continue the lease for the balance Term and all the benefits and like-wise liable to discharge all the obligations of the Lessee under the Deed as if the Deed is executed between such resultant entity and the Lessor, subject to fulfillment of all requirements as per applicable law. Notwithstanding anything otherwise provided in this Deed, all the rights enjoyed by the Lessee in terms of this Deed, shall also be enjoyed by the Affiliates of the Lessee without any additional cost.

(d)	Right of First Refusal:

After expiry of the Term, any transfer/lease/license or proposal to transfer/lease/license by the Lessor, of all or any portion of the Demised Premises or the Exclusive Areas or the Common Areas to any third party, shall be subject to Lessee’s right of renewal of this Deed as per Clause 3.1. It is hereby agreed between the Parties that in the event the Lessee exercises its option to renew the Deed as per Clause 3.1, the Lessor shall be bound to grant such renewal.

12.3 Force Majeure

Failure on the part of either Party to perform any of its obligations hereunder (“First Party”) shall not entitle the other Party to raise any claim against the First Party to the extent that such failure of the First Party arises from the occurrence and continuation of an event of Force Majeure. If through Force Majeure the fulfillment by either Party of any obligation set forth in this Deed will be delayed, the period of such delay will not be counted in computing the periods prescribed by this Deed. Any Party failing to perform its obligations under this Deed because of occurrence and continuation of Force Majeure shall give notice in writing to the other Party of such Force Majeure as soon as possible after such occurrence. Any Party hereto who fails because of Force Majeure to perform his obligations hereunder will upon the cessation of Force Majeure, take all reasonable steps within its power to resume, with the least possible delay, compliance with its obligations hereunder. If the Force Majeure shall continue for a period exceeding 30 (thirty) days, the Lessee shall be entitled to terminate the Deed with immediate effect without payment of any rent or other costs whatsoever.

12.4 Signage

12.4.1 The Lessee shall have the right to use, affix or exhibit any name plates or any writings or any sign boards at the external facade of the Demised Premises as well as within the Demised Premises, subject to local laws, the absolute ownership of which shall remain that of the Lessee free and clear of any claim by the Lessors, and which is to be removed by the Lessee, at the time of Lessee vacating the Demised Premises. The Lessee shall be entitled to use the terrace of the Demised Premises for its publicity, hoardings, neon signs etc. The Lessee shall solely bear the cost of putting up and installing any such signage on the Demised Premises. For avoidance of any doubt it is clarified that the Lessor shall not charge any rent or any amount whatsoever from the Lessee for putting up or installing any signage pursuant to this Clause except any charges as imposed by any government authority for affixing or exhibiting ofsuchsignages.

12.4.2 The Lessor shall assist and cooperate with the Lessee in obtaining necessary permissions from governmental authorities and other authorities or adjoining owners and occupants for the Lessee to place or construct signage in and on the Demised Premises as permitted hereunder.

12.4.3 The Lessor and/or its affiliates shall not have any right to place or affix their own, or any other third party’s name plates, writings or sign boards etc. at any place in the Land except the Reserved Areas, the entry and exit of the Complex or any such place where the Lessor is required as per applicable law to affix its own or third party’s name plates, writings or sign boards etc.

12.5 Property and Municipal Tax

All incidences of taxes or levies on property with respect to the Demised Premises, Exclusive Areas and Common Areas before the Rent Commencement Date, shall be solely borne by the Lessor. Property tax or levy on the Demised Premises, Exclusive Areas or Common Areas levied or demand raised by the statutory authorities in respect of the Demised Premises, Exclusive Areas or Common Areas for a tax, for the duration of the Term from the Rent Commencement Date, shall be borne equally by the Parties.

13.	GOVERNING LAW AND JURISDICTION

The validity, construction and performance of this Deed shall be construed and the legal relations between the Parties hereto shall be determined and governed according to the laws of India. The Parties agree to the jurisdiction of the courts of Gurgaon, Haryana.

14.	RELATIONSHIP

14.1 No provision of this Deed shall be deemed to constitute a partnership or joint venture between the Parties.

14.2 No provision of this Deed shall constitute either Party as the legal representative or agent of the other, nor shall either Party have the right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against, or in the name of, or on behalf of the other Party.

14.3 No person employed by either Party for the performance of its obligations under this Deed shall be deemed to be an employee of the other Party. Each Party shall be responsible for the payment of all salaries, employment benefits, etc. with respect to all persons who arE engaged by it for the performance of any obligations under this Deed and such person shall not be entitled to any salary benefit or any other claim whatsoever from or against the other Party.

15.	NOTICE

15.1 Save as otherwise specifically provided in this Deed, any notice, demand or other communication shall be in writing and be served under this Deed may be served upon any Party hereto only by registered speed post acknowledgement due or delivering the same by courier to the Party to be served at its address below, , or at such other address or number as it may from time to time notify in writing to the other Party hereto.

s.

No. Name of the Party Concerned Official Address

1	RS Technologies Private Limited (Lessor) Director Branch Office: 77-A, Sector-18, IFFCO Road, Gurgaon-122015
2	Midland Credit Management India Pvt. Ltd. (Lessee) CEO Plot No. 28-P, Sector-44, Gurgaon—122002

15.2 A notice or demand served by registered speed post acknowledgement due or courier shall be deemed duly served 48 (forty-eight) hours after posting and in proving service of the same it will be sufficient to prove, in the case of a letter, that such letter was sent properly by registered post, addressed and placed in the post, in the case of courier, that the letter was addressed and delivered to the courier company at the address referred to above.

16.	MISCELLANEOUS

16.1 Waiver

(A) The failure of either Party to enforce, in any one or more instances, performance of any of the terms, covenants or conditions of this Deed shall not be construed as a waiver or a relinquishment of any right or claim granted or arising hereunder or of the future performance of any such term, covenant, or condition, and such failure shall in no way affect the validity of this Deed or the rights and obligations of the Parties hereto. The Parties acknowledge that a waiver of any term or provision hereof may only be given by a written instrument executed by each Party hereto.

(B) Any express waiver by either Party of any default by the other Party shall not constitute a waiver of any other default by the defaulting Party or a waiver of any of the non defaulting Party’s right.

16.2 Entire Deed

This Deed constitutes the entire Deed between the Parties and revokes and supersedes all previous Deeds between the Parties, concerning the matters covered herein whether written oral or implied. The terms and condition of this Deed shall not be changed or modified except by written amendments duly agreed between the Parties.

16.3 Severability

Any provision of this Deed which is prohibited, unenforceable or is declared or found to be illegal, unenforceable or void in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions of this Deed or affecting thealidhy or enforceability of such provision in any other jurisdiction. If any such invalidity substantially affects or alters the commercial basis of this Deed, the Parties shall negotiate in good faith to amend and modify the provisions and terms of this Deed as may be necessary or desirable in the circumstances to achieve, as closely as possible, the same economic or commercial effect as the original provisions and terms of this Deed.

16.4 Authority

Each Party to this Deed represents that it possesses full power and authority to enter into this Deed and to perform its obligations hereunder and that the legal representative of each Party is fully authorised to sign this Deed.

16.5 Modification

This Deed may be varied, modified or amended, only by an instrument in writing duly executed by both the Parties.

16.6 Right to retain original document

After execution of the Deed, the original thereof shall be retained by the Lessee. The Lessee shall provide a certified true copy of the said original to the Lessor.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE SET THEIR HANDS AND SEAL TO THESE PRESENTS ON THE DAY, MONTH AND YEAR FIRST ABOVE WRITTEN IN PRESENCE OF THE FOLLOWING WITNESSES:

SIGNED, SEALED AND DELIVERED

For and on behalf of

R. S. Technologies Private LimitED

(LESSOR)

Authorised Signatory

WITNESSES:

MIDLAND CREDIT MANAGEMENT INDIA PRIVATELIMITED (LESSE)

1.

2.

ANNEXURE I FLOOR PLAN OF DEMISED PREMISES

Carpet Area (Sq. Ft.) Chargeable Super Area (Sq. Ft.)

Tower B

Basement consisting of Parking Area

Ground Floor 2618 4016

First Floor 2783 4269

Second Floor 3153 4837

Third Floor 3153 4837

Fourth Floor 3153 4837

Fifth Floor (along with exclusive rights to use of terraces) 3718 5704

Total Area 18578 28,500

LIST & STATUS OF ADDITIONAL EQUIPMENTS

Pursuant to clause 4.6 of Tower B lease deed executed at Gurgaon, Haryana on the 26th day of October, 2010, between **R.S. Technologies Private Limited** (Lessor) & **Midland Credit Management India Private Limited** (Lessee), enclosed is the list & status of additional equipments to be provided by the Lessor by the Rent Commencement date.

Tower "B" Washroom Status (Ladies & Gents)																						
Floor	Wall Tiles	False Ceiling	Electrical Wiring	Air Ducting	Washbasin			WC			Mirror			Trap	Urinal			Accessories	Cubicle Partition	Floor Tile	Main Door	Basic Plumbing
					Required	Installed	In Stock	Required	Installed	In Stock	Required	Installed	In stock		Required	Installed	In stock					
5th Floor	75%	Nil	100%	100%	4	nil	4	4	nil	4	2	Nil	nil	Nil	2	nil	2	Nil	Nil	Nil	Nil	Completed
4th Floor	75%	Ok but not painted	100%	100%	4	nil	4	4	nil	4	2	Nil	nil	Nil	2	nil	2	Nil	Nil	Nil	Nil	Completed
3rd Floor	75%	Ok but not painted	100%	100%	4	nil	2	4	nil	4	2	Nil	nil	Nil	2	nil		Nil	Nil	Nil	Nil	Completed
2nd Floor	100%	Completed	100%	100%	4	Installed	nil	4	Installed	nil	2	2	nil	Nil	2	2	2	Completed but not operational	Fitted	Completed	Completed	Completed
1st Floor	100%	Ok but not painted	100%	100%	4	Installed	nil	4	Installed	nil	2	Nil	nil	Nil	2			Nil	Fitted	Completed	Completed	Completed
G. Floor	100%	Ok but not painted	100%	100%	2	Installed	nil	2	Installed	nil	2	Nil	nil	Nil	2			Nil	Fitted	Completed	Completed	Completed

Accessories may be defined as - fitting of cemor, Tape, Waste Jali, Health foced,Hand Dryer, Paper Holder, Soap Dispenser, Towel ring, Gyser, bottle trap, PVC connection, extension piece etc.

For and on behalf of
R.S. Technologies Private Limited

R. S. Technologies Pvt. Ltd.

(LESSOR)
Authorised Signatory

Date: October 26, 2010